                                                                    Exhibit 23.3

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 31, 2003, with respect to the combined consolidated financial statements of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising) included in the Registration Statement (Form S-3) and related Prospectus of R.H. Donnelley Inc. for the registration of $325,000,000 of its Senior Notes due 2010 and $600,000,000 of its Senior Subordinated Notes due 2012.

                                                          /s/ERNST & YOUNG LLP
Kansas City, Missouri
July 30, 2003